Exhibit (p)(2)

Forward Code of Ethics

REVISED AS OF DECEMBER 1, 2012

TABLE OF CONTENTS

I. INTRODUCTION	3

II. FORWARD’S POLICY	4

III. SECURITIES TRANSACTIONS	4

A. Provisions Applicable to All Employees	4

1. Rule 17j-1	4

2. Prohibition Against Insider Trading	5

3. Frequent Purchases and Redemptions of Forward Funds	7

B. Provisions Applicable to “Access Persons”	7

1. Designation of Access Persons	7

2. Exempted Transactions	8

3. Special Accounts	8

4. Reports and Certifications Required from Access Persons	9

a. Holdings and Account Report	9

b. Quarterly Securities Transaction Report	9

5. Restricted ETF/ETN Transactions	9

6. Pre-Clearance of IPO and Limited Offering Transactions	10

C. Additional Provisions Applicable to Access Persons Designated as “Investment Employees”	10

1. Designation of Investment Employees	10

2. Pre-Clearance of Personal Securities Transactions	10

3. Duplicate Account Statements and Trade Confirmations	11

IV. GIFTS	11

A. Receipt of Gifts	11

B. Giving of Gifts	11

V. POLITICAL ACTIVITIES AND CONTRIBUTIONS	12

A. Political Contributions to Obtain or Retain Business	12

B. Solicitations on Behalf of Candidates or Committees	12

C. Firm Participation in Federal Elections	12

VI. VIOLATIONS OF THE CODE	13

VII. CERTIFICATION	13

VIII. REPORT TO FORWARD FUNDS BOARD	13

IX. EFFECTIVE DATE OF REVISION	13

I. INTRODUCTION

This Code of Ethics (“Code”) has been adopted by Forward Management, LLC and applies to its wholly-owned subsidiaries including Forward Securities, LLC (collectively referred to herein as “Forward”). The Code is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”).

In our efforts to ensure that Forward develops and maintains a reputation for integrity and high ethical standards, it is essential not only that Forward and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. The Code is designed to help ensure that we conduct our business consistent with these high standards.

Forward and its employees owe a fiduciary duty to our clients, which requires each of us to place the interests of our clients ahead of our own interests. A critical component of our fiduciary duty is to avoid potential conflicts of interest. Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of Forward’s advisory clients, including shareholders of the Forward Funds. Please bear in mind that a conflict of interest can arise even if there is no financial loss to our clients and regardless of the employee’s motivation.

Many potential conflicts of interest can arise in connection with employee personal trading and related activities. The Code contains a number of rules and procedures relating to personal trading by Forward’s officers and employees and their families. In addition, certain provisions of the Code apply to personal trading by officers and employees who have been designated as Access Persons. Employees who are also registered with the Financial Industry Regulatory Authority (“FINRA”) as Registered Representatives may have additional requirements and/or restrictions in addition to those described in the Code. Those Registered Representatives should consult their Written Supervisory Procedures for additional requirements.

As with all policies and procedures, the Code was designed to cover a myriad of circumstances and conduct; however, no policy can anticipate every potential conflict of interest that can arise. Consequently, you are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses a particular situation, you must conduct yourself in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest. Forward reserves the right, when it deems it necessary in light of particular circumstances, either to impose more stringent requirements on employees or to grant exceptions to the Code.

It is your responsibility to become familiar with the Code and abide by the Code. Violations of the Code will be taken seriously and could result in sanctions against the violator, which sanctions could include termination of employment.

Because governmental regulations and industry standards relating to personal trading and potential conflicts of interest can change over time, Forward reserves the right to modify any or all of the policies and procedures in the Code. Should Forward revise the Code, you will receive written notification from the firm’s Chief Compliance Officer (“CCO”). It is your responsibility to familiarize yourself with any modifications to the Code.

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II. FORWARD’S POLICY

The Code is designed to address and avoid potential conflicts of interest relating to personal trading and other activities and is based on the following underlying principles:

(1) We must at all times place the interests of our clients (including shareholders of the Forward Funds) first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of Forward’s clients.

(2) We must make sure that all personal securities transactions are conducted consistent with the Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility. This would include, without limitation, making any personal securities transaction on the basis of information that is not available to the general public (i.e. “insider trading”).

(3) Employees should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Forward could call into question the exercise of your independent judgment.

(4) We must at all times conduct ourselves in a manner that is beyond reproach and that complies with all applicable federal, state and local laws and regulations.

III. SECURITIES TRANSACTIONS

A. Provisions Applicable To All Employees

The following provisions apply to all of Forward’s officers, directors and employees (collectively “Employees”).

1. Rule 17j-1

Forward is the investment advisor and the principal underwriter to Forward Funds. Rule 17j-1 under the Investment Company 1940 Act makes it unlawful for any affiliated person of a fund, its investment advisor or principal underwriter when involved with the sale or purchase (directly or indirectly) of a security held by, or to be acquired by, the fund to:

•	Employ any device, scheme or artifice to defraud the fund;

•

Make any untrue statement of a material fact to the fund or omit to state a material fact necessary in order to make the statements made to the fund, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as fraud or deceit on the fund; or

•	Engage in any manipulative practice with respect to the fund.

No Employee may purchase or sell a security for a personal account if that purchase or sale would violate the policy of Forward or Rule 17j-1 of the 1940 Act. In particular, no Employee should buy or sell a security if the Employee knows that Forward, or the sub-advisor of any fund for which Forward is the advisor, is purchasing or selling, or contemplating purchasing or selling, that same security on behalf of any client account or on behalf of the fund.

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2. Prohibition Against Insider Trading

Forward prohibits trading on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Forward’s policy extends to activities within and outside your duties at the firm. The policy extends to all employee trading, either personal or on behalf of others, including on behalf of accounts managed by Forward.

The term “insider trading” in not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to the communication of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider while in possession of material non-public information,

•

trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

•	communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. Generally, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” is generally defined as information that a reasonable investor would consider important to make his or her investment decisions or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that may be “material” includes, but is not limited to:

•	dividend changes

•	earnings estimates

•	changes in previously released earnings estimates

•	significant merger or acquisition proposals or agreements

•	major litigation

•	liquidation problems

•	extraordinary management developments

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Material information does not have to relate to a company’s business. For example, in one case a court found to be material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not.

What is Non-public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading

Legal penalties for trading on, or communicating, material non-public information are severe, for both the individuals involved in the unlawful conduct and their employers. Persons can be subject to some or all of the penalties below, even if they do not personally benefit from the violation:

•	civil injunctions,

•	treble damages,

•	disgorgement of profits,

•	jail sentences,

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, an employee who violates the firm’s Code of Ethics, including this prohibition against insider trading, may face sanctions from the firm up to and including the termination of employment.

Procedures to Implement the Insider Trading Policy

Before trading for yourself or for Forward Management in the securities of a company about which you may have potential inside information, ask yourself the following questions:

•	Is the information material? Would an investor consider it important in making his/her investment decisions? Would it substantially affect the market price of the securities if generally disclosed?

•

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after considering the above, you believe the information may be material and non-public:

•	Report the matter immediately to Forward’s CCO.

•	Do not purchase or sell the securities on behalf of yourself or Forward unless and until you have been given explicit written permission to do so by the CCO.

•

Do not communicate the information inside or outside the firm, other than to the CCO. In addition, you should maintain the security of the information. For example, you should restrict access to computer files containing the material non-public information.

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If you have any questions about whether information is material or non-public, the applicability or interpretation of these procedures, or the propriety of any action, you must discuss the matter with the CCO before you trade or communicate the information to anyone.

3. Frequent Purchases and Redemptions of Forward Funds

As investment advisor to Forward Funds, Forward prohibits short-term or excessive trading of any of the Forward Funds that interferes with the efficient management of a Fund, significantly increases transaction costs or taxes, or may harm a Fund’s performance. This policy applies to purchases made by Employees through any account including, without limitation, a personal account or the firm’s 401(k) Plan.

B. Provisions Applicable to “Access Persons”

1. Designation of Access Persons

For purposes of Rule 17j-1, Rule 204A-1 and the Code, Forward has evaluated its designation of Access Persons in light of its business activities. Forward has two main lines of investment advisory business:

•

Forward serves as the investment advisor to Forward Funds. Forward directly manages certain of the Funds. Forward selects sub-advisors to manage other of the Funds and monitors the services provided by each sub-advisor.

•

Forward provides investment management services, on a discretionary basis, for taxable and tax-exempt institutions and individual clients. Forward currently offers these services through separately managed account portfolios, model portfolios and private funds and may offer investment management services through other vehicles in the future.

Forward also serves as the principal underwriter/distributor to Forward Funds. In that capacity, Forward acts in the limited capacity of marketing agent and disbursing agent for Forward Funds.

Forward will designate as Access Persons, for purposes of Rule 17j-1, Rule 204A-1 and the Code, those employees, officers and directors who, in the course of their duties have access to non-public information regarding any client’s purchase or sale of securities or non-public information regarding the portfolio holdings of any of the Forward Funds, or who are involved in making securities recommendations to clients or who have access to such recommendations that are non-public.

The CCO will keep a list of all Employees who have been designated as Access Persons. The CCO will notify all Access Persons of their designation.

The policies and procedures in the Code that apply to Access Persons also apply to all members of the Access Person’s immediate family, which for purposes of the Code refers to:

•	any person living in the Access Person’s household (whether or not related to the Access Person);

•	any partnership of which the Access Person is a General Partner and any limited liability company of which the Access Person is a managing member;

•	any trust controlled by the Access Person; or

•	any person to whose financial support the Access Person makes a significant contribution.

For purposes of the Code, each of the above persons and entities will be encompassed within the term “Access Person.”

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2. Exempted Transactions

The policies and procedures in the Code regarding Access Persons apply to all personal securities transactions by Access Persons, unless the transaction is an Exempted Transaction, as defined below.

Exempted Transactions are personal securities transactions by Access Persons in the following:

•

Shares of registered open-end mutual funds other than the Forward Funds and shares of money market funds (Note that shares of closed-end investment companies, such as ETFs, are not included in the definition of Exempted Transactions.)

•

Treasury bonds, Treasury notes, Treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. Government (Note that municipal and corporate bonds or other debt instruments are not included in the definition of Exempted Transactions.)

•	Debt instruments issued by a banking institution, such as bankers’ acceptances and bank certificates of deposit

•	Commercial paper

•	Foreign currency

•	Transactions in derivatives based on any of the above-listed securities

•

Non-volitional transactions in which the Access Person does not exercise investment discretion at the time of the transaction (e.g., calling of a security by the issuer; non-volitional receipt of gifts out of the control of the Access Person; automatic exercise or liquidation of an in-the-money option contract upon expiration pursuant to exchange rules, provided that the sale of securities received upon the automatic exercise of an option is subject to the Code)

•

Acquisitions of securities through dividend reinvestment, acquisitions and sales of securities through automatic rebalancing plans, and acquisitions of securities through the exercise of rights that are offered pro rata to all shareholders

•	Exercise of options received pursuant to an employment arrangement, provided that the sale of the securities received upon exercise of the options are subject to the Code

•	Receipt of securities or options pursuant to an employment arrangement, provided that the sale of the securities are subject to the Code

•	Acquisition of securities by an Access Person of the securities of the Access Person’s employer or affiliate thereof, provided that the sale of the securities is subject to the Code

3. Special Accounts

Additionally, transactions in an account over which the Access Person exercises no direct or indirect influence or control (“Special Account”) may be excluded from the Code (and treated as Exempted Transactions) provided that prior written approval for exclusion from the Code is obtained from the CCO. An account will be deemed a Special Account provided all of the following conditions are met:

•	The Access Person discloses to the CCO the existence of the Special Account and allows the CCO to review, at his or her discretion, the governing documents of such Special Account;

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•

The Access Person establishes to the satisfaction of the CCO that he or she has no direct or indirect influence or control over the Special Account or over investment decisions made for the Special Account;

•

The Access Person establishes to the satisfaction of the CCO that he or she provides no investment advice to the person(s) who directly or indirectly influence or control the investment decisions for the Special Account (“Control Persons”);

•

The Access Person does not disclose to the Control Persons any action that Forward or any Forward Fund sub-advisor may take, or have or have not taken, or any consideration by Forward or the Forward Fund sub-advisors of any action with respect to any security; and

•

The Control Persons do not disclose to the Access Person any action such Control Persons may or may not take or any action under consideration with respect to any transaction for the Special Account until after such decisions have been made and fully executed.

Determinations as to whether an account is a Special Account will be made on a case-by-case basis. Forward reserves the right to require additional procedures to be followed, as Forward deems necessary or appropriate. Further, Forward reserves the right, in the discretion of its legal counsel, to revoke the Special Account designation at any time.

4. Reports and Certifications Required From Access Persons

a. Holdings and Account Report

All Access Persons must disclose to Forward, in a form determined by Forward, a list of all securities holdings (other than interests in Exempted Transactions), a list of all brokers, dealers and/or banks where they maintain a securities account, and the account number(s) and name(s) in which such accounts are held at the following times:

•	Within 10 days after a person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person became an Access Person, and

•	By February 10 of each year, and the information must be current as of a date no more than 45 days prior to the date the report is submitted.

Forward is sensitive to an Access Person’s privacy concerns and will endeavor not to disclose the contents of an Access Person’s holdings to anyone unnecessarily. To further protect the privacy of Access Persons, the Initial Holdings list allows Access Persons to indicate a range of dollar values for each holding, rather than the exact dollar value of the holding.

b. Quarterly Securities Transaction Report

Within 30 days after the end of the calendar quarter, an Access Person must submit to Forward a Quarterly Securities Transaction Report in a form designated by Forward. The Access Person will disclose on the Quarterly Securities Transaction Report all transactions in securities (other than Exempted Securities) during the quarter. If no securities transactions occurred during the relevant quarter, the Access Person must file a Quarterly Transaction Report so indicating.

5. Restricted ETF/ETN Transactions

Forward may determine from time to time that Access Persons will be restricted from purchasing or selling certain Exchange Traded Funds (ETFs) and/or Exchange Traded Notes (ETNs) in which Forward invests on behalf of the Forward Funds or other clients. Forward will place such restricted ETFs and ETNs on the Access Persons ETF/ETN Restricted List (“ETF/ETN Restricted List”), the contents of which will change periodically.

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Access Persons may not directly or indirectly purchase or sell an ETF or ETN at a time when that security is on the ETF/ETN Restricted List. The current version of the ETF/ETN Restricted List will be posted on the Firm intranet.

6. Pre-Clearance of IPO and Limited Offering Transactions

Access Persons may not directly or indirectly acquire beneficial ownership of any securities issued as part of an Initial Public Offering or a Limited Offering without first obtaining approval from the CCO. The CCO will prepare and maintain a written authorization for the transaction to memorialize an oral authorization granted.

C. Additional Provisions Applicable to Access Persons Designated as “Investment Employees”

1. Designation of Investment Employees

As noted above, Forward directly manages portfolios in the form of separately managed accounts, UMAs, private funds, and certain series of Forward Funds. Forward makes the day-to-day investment decisions for these portfolios.

For purposes of this Code, Forward Management designates as “Investment Employees” those Access Persons who, in the course of their regular functions or duties with respect to such managed portfolios (i) make, or participate in making, the investment decisions (e.g., portfolio managers), (ii) make or participate in making recommendations, including providing information and advice to portfolio managers (e.g., research analysts), or (iii) execute or provide other support in connection with a portfolio manager’s decisions (e.g., traders, trade support employees, investment support employees).

The CCO will keep a list of all Employees who have been designated as Investment Employees. The CCO will notify all Investment Employees of their designation.

The policies and procedures in the Code that apply to Investment Employees also apply to all members of the Investment Employee’s immediate family, as defined above.

The policies and procedures in the Code regarding Investment Employees apply to all personal securities transactions by Investment Employees, unless the transaction is an Exempted Transaction, as defined above or unless the transaction is specifically exempted below.

2. Pre-Clearance of Personal Securities Transactions

No Investment Employee may buy or sell any non-exempted security without first obtaining prior written clearance from Forward. The Investment Employee is responsible for requesting and obtaining pre-clearance. Investments in the Forward Funds do not require pre-clearance; however, investments in the Forward Funds must be reported on holdings and transactions reports.

Transaction orders must be filled within three trading days after the day approval is granted. If pre-cleared transactions are not completed in that time frame, a new clearance must be obtained.

Forward need not specify the reasons for any decision to clear or deny clearance for any proposed transaction. In general, Forward may refuse to approve any proposed trade that (a) involves a security that is being purchased or sold by Forward on behalf of any advisory account or is being considered for purchase or sale; (b) is otherwise prohibited under Forward’s internal policies; (c) breaches a fiduciary duty to any advisory client; (d) is otherwise inconsistent with applicable law, including but not limited to the 1940 Act; or (e) creates an appearance of impropriety.

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Transactions effected without pre-clearance are, without limitation, subject to being reversed and, if the Investment Employee made a profit on the transaction, to disgorgement of such profit to a charitable institution. In addition, the Investment Employee may be subject to discipline which may include, without limitation, suspension or revocation of the Investment Employee’s personal trading privileges.

3. Duplicate Account Statements and Trade Confirmations

In addition to the reports and certifications required from Access Persons, if requested by Forward, Investment Employees will enable duplicate account statements and trade confirmations for each personal account to be sent to the CCO electronically or to the following address: Forward Management, LLC, Attn: Chief Compliance Officer, 101 California Street, 16th Floor, San Francisco, CA 94111.

IV. GIFTS

A. Receipt of Gifts

On occasion you may be offered, or may receive, gifts from clients, brokers, vendors or other persons not affiliated with Forward. In order to avoid the appearance of a conflict of interest regarding your independence or objectivity, all employees must refuse to accept gifts or business entertainment that is so lavish or extensive in nature that it could be judged to have the likely effect of causing a reasonable person in your position to act in a manner inconsistent with the best interests of the clients. You may not solicit any gift.

No employee may accept any gift or other item of more than nominal value from any person or entity that does business with, or hopes to do business with, Forward or from any current or potential client of Forward. You may accept gifts with a reasonable value of no more than $100 annually from one person or entity, promotional items (e.g., pens, mugs), and customary business meals and entertainment (e.g., sporting events) at which both you and the giver are present. Please note that if you accept tickets from a giver who does not accompany you to the event, the tickets are deemed to be a gift and are subject to the $100 annual limitation.

Employees must report promptly to the CCO any personal gift presented to them by someone outside Forward that is more than of nominal value, as defined above. If a gift appears to be excessive in value, the CCO, in consultation with senior management, will determine the appropriate response, which may include, among other outcomes, returning it to the giver, giving it to charity, or sharing it among all firm employees.

B. Giving of Gifts

You may not give any gift with a fair market value in excess of $100 per year to clients of the firm or to persons associated with securities or financial organizations, including exchanges, other investment advisors, broker-dealers, commodity firms, and news media. You may provide reasonable entertainment to such persons, provided that both you and the recipient are present.

You must never give or receive gifts or entertainment that would be embarrassing to either you or to Forward if made public.

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IV. POLITICAL ACTIVITIES AND CONTRIBUTIONS

In the U.S., both federal and state laws impose limitations, and in some cases restrictions, on certain kinds of political contributions and activities. Specifically, Rule 206(4)-5 governs political contributions by certain investment advisors. In addition, states or municipalities may impose registration requirements or limitations regarding the solicitation of public pension systems by salespersons for an investment advisor. Accordingly, Forward has adopted policies and procedures concerning political contributions and activities regarding federal, state, and local candidates, officials and political parties and concerning the solicitation of state or municipal entities. These policies are intended solely to comply with these laws and regulations and to avoid any appearance of impropriety. These policies are not intended to otherwise interfere with an individual’s right to participate in the political process.

A. Political Contributions to Obtain or Retain Business

All persons are prohibited from making or soliciting political contributions where the purpose is to assist Forward in obtaining or retaining business.

B. Solicitations on Behalf of Candidates or Committees

No employee shall apply pressure, direct or implied, on any other employee that infringes upon an individual’s right to decide whether, to whom, in what capacity, or in what amount or extent, to engage in political activities.

All employees are prohibited from:

•	making political solicitations under the auspices of Forward, unless authorized in writing by the CCO,

•	causing the firm to incur additional expenses by using its resources for political solicitations, such as postage,

•	reimbursing others for political contributions,

•

using the firm’s name (even in biographical or professional descriptors) in connection with explicit political activities of individuals unless required by law or permission has been granted by the CCO, and

•	doing indirectly or through another person anything prohibited by these policies and procedures.

All employees must comply with the following procedure when soliciting political contributions to candidates, party committees or political committees. Solicitations or invitations to fundraisers must:

•	originate from the individual’s home address,

•	make clear that the solicitation is a personal request from the employee and not sponsored by Forward, and

•	make clear that the contribution is voluntary on the part of the person being solicited.

C. Firm Participation in Federal Elections

As a matter of policy, Forward will not:

•	make or facilitate contributions to federal candidates from corporate treasury funds,

•

make or facilitate contributions or donations to federal political party committees and making donations to state and local political party committees if the committees use the funds for federal election activities,

•	using firm facilities, resources, or employees for federal political activities other than for making corporate communications to its officers, directors, stockholders, and their families, or

•	make partisan communications to its “rank and file” employees or to the public at large.

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VI. VIOLATIONS OF THE CODE

Forward views violations of the Code to be a serious breach of the firm’s rules. Consequently, any employee who violates any policy or procedure contained in the Code is subject to sanctions, including termination of employment. In addition, violations of the Code may constitute violations of federal and/or state laws and may be referred to the proper authorities upon discovery.

Any employee who has become aware of a violation, or a potential violation, of the Code should promptly report such violation to the CCO. The CCO will initiate a prompt investigation and will discuss the results with senior management of Forward. It is the policy of Forward that no reprisal will be taken against any Employee who reports a violation or potential violation of the Code as provided in this section.

VII. CERTIFICATION

Each employee is required to certify that he or she has read, understands and has complied with (or, in the case of a newly-hired employee, will comply with) the Code. This Certification of Compliance is required upon commencement of employment and once every succeeding calendar year by February 10 of that year.

VIII. REPORT TO FORWARD FUNDS BOARD

The CCO, at least annually, will prepare a report to the Board of Trustees of Forward Funds that summarizes existing procedures concerning personal trading (including any changes in the Code), highlights violations of the Code requiring significant remedial action, and identifies any recommended changes to the Code.

IX. EFFECTIVE DATE OF REVISION

This revision of the Code is effective as of December 1, 2012.

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